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                     MEMC Board Elects Klaus von Horde CEO

            Viefhues to Continue on as Director, Following Retirement

St. Peters, MO, February 18, 1999 - The Board of Directors of MEMC Electronic Materials INC. (NYSE:WFR) announced that Ludger Viefhues has elected to retire as Chief Executive Officer effective immediately and that Klaus von Horde, now President and Chief Operating Officer, will become President and Chief Executive Officer.

Mr. Helmut Mamsch, Chairman of MEMC Electronic Materials, said "MEMC has been involved in an active program to restructure its operations and staff to respond to the difficult conditions which confront the silicon wafer industry throughout the world. We also thought it appropriate to strengthen the Company's leadership by combining the CEO and President's roles. Mr. Viefhues, who has served as CEO since 1996 and has been a key employee with HULS AG and VEBA AG for more than 30 years, indicated to the Board his willingness to retire early and turn over the reins of leadership to Mr. Klaus von Horde who joined MEMC in 1997 and is presently President and Chief Operating Officer. The Board is pleased to announce that Mr. Viefhues has agreed to remain a Director to assist in an orderly transition. We thank him for his years of loyal service and effective leadership, and wish him and his family well in the future."

Mr. Ludger Viefhues said, "After the extensive restructuring program, MEMC is well positioned to play a stronger role in the competitive silicon wafer business and serve its worldwide customers better with advanced products and services. Klaus von Horde has the right background we need to lead the Company at this time, and I am pleased the Board selected him to succeed me."

Mr. von Horde, 56, brings 30 years of management experience in the engineering business to the CEO position at MEMC. Since he joined MEMC in 1997 he has led the transformation effort to improve the operating performance of the Company. Previously, Mr. von Horde was CEO and Chairman of the Management Board of Carl Schenck AG, a German engineering and equipment manufacturing company with sales of over $500 million and over 5,000 employees. Before that, Mr. von Horde served as Member of the Management Board of Asea Brown Boveri Industrie AG after 15 years of management experience at General Electric.

In commenting upon his election as CEO, Mr. Von Horde said, "MEMC is grateful for Ludger's contribution and dedication to the development of this company. Today, there are still many challenges ahead of us, but I believe we are moving in the right direction."

MEMC is the second-largest producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which in turn, are found in every type of microelectronics application, including computer systems, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems.

Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States. MEMC is the leading worldwide producer of silicon wafers outside of Japan and is the only non-Japanese silicon wafer manufacturer with manufacturing and research facilities in Japan.

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